Exhibit 10.9

                                                       February 26, 1999





Mark C. Rohr
6103 Stefani
Dallas, Texas 75225



Dear Mark:


       I will summarize Albemarle's offer to you to join the company as Executive Vice-President responsible for operations. Since there are several components, I will address each separately.



    1.      Salary - $275,000.



    2. Bonuses - Target is 50% of base salary under the Annual Incentive Plan of the corporation, which is performance based. For 1999 performance (bonus to be paid in 2000), the minimum payment will be $90,000. A copy of the plan is attached for your reference (Attachment I).



    3. Albemarle will award one hundred thousand performance-based stock options under the company's existing plan. A copy of the plan description is also enclosed (Attachment II). Since our awards for 1998 were fixed at April 22, 1998, the company will admit you at this time using the market and conditions as of April 22, 1998, unless the market price is higher at the time your employment begins with Albemarle. The price of those options is $25.75. If higher, the option price will equal the market price at that time.



    4. The company will issue to you performance-based contingent restricted stock which conforms with the provisions set forth in the materials accompanying this summary (Attachment III).

            Under the provision for the two-year grants you will receive 7,500 contingent restricted shares and 6,000 contingent restricted shares under the four-year grants. Midterm admittance will conform to the April 22, 1998 awards made to our management team in 2nd quarter 1998.



    5. Albemarle's retirement program provides a bridge for mid-career senior executives joining the company. The idea behind this provision assures the executive who works 15 years for Albemarle a retirement equal to 60 percent of final average pay. You would accumulate four percent for each year of service with a cap of 60 percent. This is then offset by benefits from other qualified pension plans, social security, etc. To develop this more thoroughly, I will need to see the details of your existing plan with Oxy.



     6. You will participate in Albemarle's savings plan which provides a company match of 50% on personal savings contributed by you of up to ten percent. Should the amounts exceed so-called high income caps, such excess will be carried by the company until paid out at retirement.

Mr. Mark C. Rohr
Page 2
February 26, 1999



     7. Relocation allowances provide full coverage for moving and packing household goods. A copy of the company's relocation policy is attached (Attachment IV) and cover the circumstances of the move. You will be entitled to the provisions of the policy as are transferred employees.

            If you can sell your residence, the company prefers you do so. In the event you cannot do so in a reasonable time, the company will buy the house based on the average of two appraisals. The mechanics of this transaction are also covered in the relocation policy.



     8.     Albemarle will provide a company car.



     9.     Information on health and life insurance is attached
            (Attachments V and VI).



    10. Upon separation from your current employer, to begin with Albemarle, you will incur taxes resulting from the roll-over of deferred compensation estimated to be approximately $100,000. Albemarle will reimburse the tax incurred by this event. You will need to provide appropriate documentation from your current plans to allow computation of the tax gross up payable.


     11. In the event that your employment is terminated within the first five years for reasons other than for cause, Albemarle will pay you a severance equal to two times your then current annual compensation including both base salary and annual incentive compensation at target.



      12. In the event a Change of Control were to occur and one or more of the following events happen with respect to your employment within a period of 24 months hereafter, you may resign and receive a lump sum payment and other benefits as described below. The events include: (1) a change or diminution of responsibilities or compensation, (2) relocation, (3) a reduction of benefit eligibility or level, and (4) failure by a successor company to assume this severance agreement. The benefits described below also apply in the event of termination of your employment following a Change of Control.

            If you resign or are terminated as described above, you will receive: (1) a lump sum payment equal to two times your annual salary and Annual Incentive at the previous year's payment amount, (2) all vested outstanding stock options become exercisable, (3) all restricted stock becomes non-forfeitable, and (4) as a mid-career hire, should a Change of Control or conditions as described in the paragraph above occur during the first ten years of employment, you will receive an adjusted benefit payable at normal retirement age under the pension plan described in item 5 of this letter calculated without offset from other benefits.



      13. Albemarle will provide you with the use of a corporate membership in a local country club.

Mr. Mark C. Rohr
Page 3
February 16, 1999



      14. Should you accept our offer of employment, your expected date of employment shall be on or about March 31, 1999.



      This offer is subject to a pre-employment physical examination and substance screening under the company's policy. Upon your acceptance of this offer and start of employment with Albemarle, this letter will represent our mutual agreement relating to the terms of your employment with Albemarle.



                                          Sincerely,



                                          Charles B. Walker



Enclosures


cc:	Floyd D. Gottwald